Exhibit 99

Eaton Reports First Quarter Net Income Per Share up 14 Percent to $1.36
                      on Record Quarterly Revenue

    CLEVELAND--(BUSINESS WIRE)--April 17, 2006--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.36 for the first quarter of 2006, an increase of 14 percent over net income per share of $1.19 in the first quarter of 2005. Sales in the quarter were a record $3.01 billion, 14 percent above the same period in 2005. Net income was $208 million compared to $187 million in the first quarter of 2005.
    Net income in both periods included charges for integration of acquisitions. Before acquisition integration charges, operating earnings per share in the first quarter of 2006 were $1.40 versus $1.23 per share in 2005, an increase of 14 percent. Operating earnings for the first quarter of 2006 were $214 million compared to $193 million in 2005.
    Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We had a strong first quarter, with earnings per share above the top of our guidance. Sales growth in the first quarter of 14 percent consisted of 9 percent from organic growth and 6 percent from acquisitions, offset by a 1 percent decline from lower exchange rates. Our end markets grew 7 percent.
    "In the first quarter, our segment operating margin before acquisition integration charges was 12.9 percent, after a reduction of
0.6 percent due to net costs associated with our Excel 07 program, compared to the 12.6 percent segment operating margin we recorded a year ago," said Cutler. Excel 07 is the program Eaton initiated in the first quarter to address resource levels and operating performance in businesses which underperformed in 2005 and businesses in which markets are expected to soften during the second half of 2006 and in 2007.
    "We now anticipate 4 percent growth in our end markets in 2006, slightly higher than we originally anticipated," said Cutler. "In the first quarter, the worldwide electrical and hydraulics markets were stronger than we had expected. In addition, the NAFTA heavy-duty truck market started the year with considerably stronger growth in both production and orders than we had anticipated.
    "The net costs of our Excel 07 program totaled $.07 per share in the first quarter," said Cutler. "We announced an additional group of Excel 07 actions last week. We expect to be able to offset the expenses associated with these and other potential second quarter actions through savings from the Excel 07 actions, sales of non-strategic business lines, and potential gains on settlements from several tax audits we believe will be finalized during the second quarter. For the full year, we continue to believe that we will be able to offset the impact of the Excel 07 program through actions such as those above. Our quarterly and full year guidance includes our Excel 07 program.
    "Our cash flow during the first quarter was very strong," said Cutler. "Cash flow from operations in the first quarter totaled
$127 million, net of a $100 million contribution we made to our U.S. qualified pension plan in January. This compares to cash flow from operations of $93 million in the first quarter of 2005.
    "We anticipate net income per share for the second quarter of 2006 to be between $1.50 and $1.60. Operating earnings per share, which excludes charges to integrate our recent acquisitions, are expected to be between $1.55 and $1.65 in the second quarter of 2006. We are raising our full-year guidance for both net income per share and operating earnings per share by 15 cents, to $5.90 to $6.20, and $6.10 to $6.40, respectively."

    Business Segment Results

    First quarter sales for the Electrical segment were $965 million, up 14 percent over 2005. Operating profits in the first quarter were $103 million. Excluding acquisition integration charges of $2 million during the quarter, operating profits were $105 million, up 38 percent from 2005. There were $3 million of Excel 07 net costs in the first quarter.
    "End markets for our electrical business grew nearly 9 percent during the first quarter, the highest quarterly growth rate in the last five years," said Cutler. "The U.S. nonresidential construction market and the markets for uninterruptible power supply products registered solid growth, and the residential markets held up well during the quarter.
    "Our bookings in the Electrical segment, adjusted for foreign exchange and acquisitions, were up 16 percent from the first quarter a year ago, continuing the build up of momentum in our Electrical segment," said Cutler. "March was an all-time monthly bookings record for the segment.
    "We announced during the quarter that we received a $65 million order from IdleAire Technologies Corporation to provide electrical equipment for truck stop electrification," said Cutler. "We expect this equipment to be delivered over the next 18 months.
    "We also completed the acquisition of Marina Power and Lighting at the end of March," said Cutler. "This acquisition expands our presence in the rapidly growing marina electrical market."
    Fluid Power segment first quarter sales were $974 million, 24 percent above the first quarter of 2005. Excluding the impact of acquisitions, first quarter sales were up 8 percent compared to 2005. Fluid Power markets grew 6 percent compared to the same period in 2005, with global hydraulics shipments up 8 percent, the commercial and business jet aerospace market up 13 percent, defense aerospace down 3 percent, and European automotive up 4 percent.
    Operating profits in the first quarter were $104 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits were $107 million, an increase of 34 percent compared to a year earlier. There were $6 million of Excel 07 net costs in the quarter.
    "The hydraulics markets globally were strong in the first quarter, and we expect continued growth throughout 2006," said Cutler. "Activity in the commercial and business jet aerospace market was at the strongest level in the last five years, while defense aerospace was relatively weak, as we had expected. Our improved mix of businesses within the Fluid Power segment helped drive the higher margin in the segment compared to last year.
    "We completed the acquisition of Synflex at the end of March," said Cutler. "Synflex provides Eaton with an expanded range of thermoplastic hose and tubing products for customers in a broad range of fluid conveyance applications."
    The Truck segment posted sales of $607 million in the first quarter, up 12 percent compared to 2005. NAFTA heavy-duty truck production in the first quarter was up 13 percent compared to 2005, NAFTA medium-duty truck production was down 4 percent, European truck production was up 1 percent, and Brazilian vehicle production was up 8 percent.
    Operating profits in the first quarter were $117 million. Excluding acquisition integration charges of $2 million during the quarter, operating profits were $119 million, an increase of 9 percent over 2005. Excel 07 net costs were $2 million during the quarter.
    "First quarter production of NAFTA heavy-duty trucks totaled 91,500 units, compared to 81,000 in the first quarter of 2005," said Cutler. "Orders for NAFTA heavy-duty trucks during the first quarter averaged 46,000 units per month and the backlog at the end of March is estimated to be more than 220,000 units. We now estimate the NAFTA heavy-duty truck market in 2006 is likely to total between 345,000 to 355,000 units.
    "We announced several new initiatives during the quarter, including a marketing agreement with @Road for the sale of diagnostics, safety and telematics solutions to the commercial vehicle market; an initiative with PACCAR on medium-duty hybrid trucks; and an expansion of our hybrid program with United Parcel Service," said Cutler.
    The Automotive segment posted first quarter sales of $467 million, 3 percent lower than the comparable quarter of 2005. Automotive production in both NAFTA and European markets increased 4 percent compared to the first quarter of 2005.
    Operating profits in the first quarter were $55 million. Excluding acquisition integration costs of $2 million, operating profits were $57 million, down 17 percent from 2005. Excel 07 net costs were $6 million during the quarter.
    "We continue to expect that, for 2006 as a whole, the combined NAFTA and European automotive markets will be slightly weaker than 2005," said Cutler. "While our profits were lower in the first quarter of 2006 than in 2005, our operating margin excluding acquisition integration charges remained a solid 12.2 percent."
    Eaton Corporation is a diversified industrial manufacturer with 2005 sales of $11.1 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 60,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com
    Notice of Conference Call: Eaton's conference call to discuss its first quarter results is available to all interested parties via live audio webcast today at 10 a.m. Eastern Time through the Investor Relations tab on Eaton's home page. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.
    This news release contains forward-looking statements concerning the second quarter 2006 and full year 2006 net income per share and operating earnings per share, our worldwide markets, business awards, sale of non-strategic business lines, and settlement of tax audits. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; acquisitions and divestitures; unexpected difficulties in implementing the Excel 07 program, selling business lines, and settling tax audits; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

    Financial Results

    The company's comparative financial results for the three months ended March 31, 2006 are available on the company's Web site, www.eaton.com.


Eaton Corporation
Comparative Financial Summary

                                                    Three months ended
                                                         March 31
                                                    ------------------
(Millions except for per share data)                  2006      2005
                                                    --------- --------

Net sales                                             $3,013   $2,654
Income before income taxes                               253      236
Net income                                               208      187

Net income per Common Share assuming dilution          $1.36    $1.19
Average number of Common Shares outstanding
 assuming dilution                                     153.1    157.2

Net income per Common Share basic                      $1.38    $1.22
Average number of Common Shares outstanding
 basic                                                 150.4    153.1

Cash dividends paid per Common Share                    $.35     $.31

Reconciliation of net income to operating earnings
--------------------------------------------------
Net income                                              $208     $187
Excluding acquisition integration charges
 (after-tax)                                               6        6
                                                    --------- --------
Operating earnings                                      $214     $193
                                                    ========= ========

Net income per Common Share assuming dilution          $1.36    $1.19
Per share impact of acquisition integration charges
 (after-tax)                                             .04      .04
                                                    --------- --------
Operating earnings per Common Share                    $1.40    $1.23
                                                    ========= ========
See accompanying notes.


Eaton Corporation
Statements of Consolidated Income

                                                    Three months ended
                                                         March 31
                                                    ------------------
(Millions except for per share data)                  2006      2005
                                                    --------- --------

Net sales                                             $3,013   $2,654

Cost of products sold                                  2,167    1,913
Selling & administrative expense                         480      419
Research & development expense                            81       69
Interest expense-net                                      28       22
Other (income) expense-net                                 4       (5)
                                                    --------- --------
Income before income taxes                               253      236
Income taxes                                              45       49
                                                    --------- --------
Net income                                              $208     $187
                                                    ========= ========

Net income per Common Share assuming dilution          $1.36    $1.19
Average number of Common Shares outstanding
 assuming dilution                                     153.1    157.2

Net income per Common Share basic                      $1.38    $1.22
Average number of Common Shares outstanding
 basic                                                 150.4    153.1

Cash dividends paid per Common Share                    $.35     $.31

See accompanying notes.


Eaton Corporation
Business Segment Information

                                                    Three months ended
                                                         March 31
                                                    ------------------
(Millions)                                            2006      2005
                                                    --------- --------

Net sales
Electrical                                              $965     $848
Fluid Power                                              974      785
Truck                                                    607      542
Automotive                                               467      479
                                                    --------- --------
                                                      $3,013   $2,654
                                                    ========= ========
Operating profit
Electrical                                              $103      $71
Fluid Power                                              104       76
Truck                                                    117      109
Automotive                                                55       69

Corporate
Amortization of intangible assets                        (11)      (7)
Interest expense-net                                     (28)     (22)
Minority interest                                         (1)      (1)
Pension & other postretirement benefit expense           (40)     (28)
Stock option expense                                      (6)
Other corporate expense-net                              (40)     (31)
                                                    --------- --------
Income before income taxes                               253      236
Income taxes                                              45       49
                                                    --------- --------
Net income                                              $208     $187
                                                    ========= ========

See accompanying notes.


Eaton Corporation
Condensed Consolidated Balance Sheets

                                               March 31,  December 31,
(Millions)                                        2006        2005
                                               ---------- ------------

Assets
Current assets
--------------
Cash                                                $108         $110
Short-term investments                               334          226
Accounts receivable                                1,971        1,785
Inventories                                        1,157        1,099
Deferred income taxes & other current assets         395          358
                                               ---------- ------------
                                                   3,965        3,578

Property, plant & equipment-net                    2,204        2,175
Goodwill                                           3,124        3,139
Other intangible assets                              772          626
Deferred income taxes & other assets                 626          700
                                               ---------- ------------
                                                 $10,691      $10,218
                                               ========== ============

Liabilities & Shareholders' Equity
Current liabilities
-------------------
Short-term debt, primarily commercial paper         $633         $394
Current portion of long-term debt                    441          240
Accounts payable                                     878          810
Accrued compensation                                 225          277
Accrued income & other taxes                         298          305
Other current liabilities                          1,036          942
                                               ---------- ------------
                                                   3,511        2,968

Long-term debt                                     1,561        1,830
Postretirement benefits other than pensions          533          537
Pensions & other liabilities                       1,039        1,105
Shareholders' equity                               4,047        3,778
                                               ---------- ------------
                                                 $10,691      $10,218
                                               ========== ============
See accompanying notes.


Eaton Corporation
Notes to First Quarter 2006 Earnings Release
--------------------------------------------
Dollars in millions, except for per share data (per share data assume dilution)

Acquisitions of Businesses
--------------------------
In first quarter 2006 and full-year 2005, Eaton acquired certain businesses in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of the larger transactions follows:

                                   Date of     Business
                                 acquisition   segment   Annual sales
                                 ------------ ---------- -------------

First Quarter 2006 Acquisitions
-------------------------------
Synflex business unit of Saint-   March 31,     Fluid    $120 for 2005
 Gobain Performance Plastics        2006        Power
 Corporation
    A U.S. based manufacturer of
    thermoplastic hoses and
    tubing

Marina Power and Lighting         March 24,   Electrical $11 for 2005
    A U.S. manufacturer of marine   2006
    duty electrical distribution
    products

2005 Acquisitions
-----------------
Aerospace division of            December 6,    Fluid    $150 for the
 PerkinElmer, Inc.                  2005        Power     year ended
                                                           June 30,
                                                             2005

Aerospace fluid and air division November 1,    Fluid    $210 for 2004
 of Cobham plc                      2005        Power

Industrial filtration business   September 6,   Fluid    $100 for the
 of Hayward Industries, Inc.        2005        Power     year ended
                                                           June 30,
                                                             2005

Tractech Holdings, Inc.          August 17,   Automotive $43 for 2004
                                    2005

Morestana S.A. de C.V.            June 30,    Automotive $13 for 2004
                                    2005

Winner Group Holdings Ltd.        March 31,     Fluid    $26 for 2004
                                    2005        Power

Pigozzi S.A. Engrenagens e        March 1,      Truck    $42 for 2004
 Transmissoes                       2005


Acquisition Integration Charges
-------------------------------
In first quarter 2006 and 2005, Eaton incurred charges related to the integration of acquired businesses. Charges in 2006 related to primarily the following acquisitions: Powerware, the electrical power systems business acquired in June 2004; several acquisitions in Fluid Power, including the aerospace operations of PerkinElmer, Inc. and Cobham plc, Hayward, and Winner; the Pigozzi agricultural powertrain business; and the Morestana automotive lifter business and the Tractech traction control business. Charges in 2005 related to primarily the following acquisitions: Powerware, the electrical division of Delta plc acquired in January 2003, and the Boston Weatherhead fluid power business acquired in November 2002. A summary of these charges follows:

                       Acquisition    Operating     Operating profit
                       integration    profit as    before acquisition
                         charges      reported     integration charges
                     --------------- ------------ --------------------

                                Three months ended March 31
                     -------------------------------------------------
                      2006    2005    2006  2005     2006      2005
                     ------- ------- ------ ----- ---------- ---------
Electrical               $2      $5   $103   $71       $105       $76
Fluid Power               3       4    104    76        107        80
Truck                     2       -    117   109        119       109
Automotive                2       -     55    69         57        69
                     ------- -------
Pretax charges           $9      $9
                     ======= =======
After-tax charges        $6      $6
Per Common Share       $.04    $.04

The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the charges reduced Operating profit of the related business segment.

Retirement Benefit Plans Expense
--------------------------------
Pretax income for first quarter 2006 was reduced by $19 ($12 after-tax, or $.08 per Common Share) compared to first quarter 2005 due to increased pension and other postretirement benefit expense in 2006. This primarily resulted from the declines during 2000 through 2002 in the market value of equity investments held by Eaton's pension plans, coupled with the effect of the lowering of discount rates associated with pension and other postretirement benefit liabilities at year-end 2005. In January 2006, Eaton made a voluntary contribution of $100 to its United States qualified pension plan.

Stock Options
-------------
In first quarter 2006, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), Eaton began to record expense for stock options granted to employees and directors. Expense for stock options in first quarter 2006 was $6 ($4 after-tax, or $.03 per Common Share). As allowed by SFAS No. 123(R), financial results for periods prior to 2006 were not restated for this accounting change.

Income Taxes
------------
The effective income tax rate for first quarter 2006 was 18% compared to 21% for first quarter 2005.

Reconciliation of Financial Measures
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.

    CONTACT: Eaton Corporation
             Gary Klasen, 216-523-4736 (Media Relations)
             Email: garyklasen@eaton.com
             or
             William C. Hartman, 216-523-4501 (Investor Relations)